Filed Pursuant to Rule 424(b)(4)

Registration No. 333-283514

PROSPECTUS

3,076,006 Units, with each Unit consisting of:

One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase One Share of Common Stock

9,346,354, with each Pre-Funded Unit consisting of:

One Pre-Funded Warrant to Purchase One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase one Share of Common Stock

9,346,354 Shares of Common Stock Underlying the Pre-Funded Warrants

12,422,360 Shares of Common Stock Underlying the Series A Warrants

12,422,360 Shares of Common Stock Underlying the Series B Warrants

Cyngn Inc. (the “Company,” “Cyngn,” the “registrant,” “we,” “our” or “us”) is offering 3,076,006 common stock units (the “Units”), each Unit consisting of: (i) one share of common stock; and (ii) one Series A Warrant to purchase one share of common stock (the “Series A Warrants”); and (iii) one Series B Warrant to purchase one share of common stock (the “Series B Warrants,” together with the Series A Warrants, the “Warrants”). Each Series A Warrant is exercisable at an exercise price of $2.0125 per share, subject to certain anti-dilution and share combination event protections, and each Series B Warrant is exercisable at an exercise price of $2.0125 per share subject to certain share combination event protections. The Series A Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval (described below) and will expire five years after the date of the Warrant Stockholder Approval and the Series B Warrants will be exercisable commencing upon our receipt of the Warrant Stockholder Approval and will expire two and one-half years from the date of Warrant Stockholder Approval. See “Description of Securities.” We are offering each Unit at a public offering price of $1.61 per Unit.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Units, 9,346,354 pre-funded units (the “Pre-Funded Units”) to purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of: (i) one pre-funded warrant exercisable for one share of common stock (the “Pre-Funded Warrants”); (ii) one Series A Warrant; and (iii) one Series B Warrant. The purchase price of each Pre-Funded Unit is $1.6099 (equal to the price per Unit minus $0.0001), and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The common stock and Pre-Funded Warrants, and the accompanying Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement related to this prospectus, we are also registering the shares of common stock issuable upon exercise of the Warrants and Pre-Funded Warrants included in the Units and Pre-Funded Units offered hereby.

Under the alternate cashless exercise option of the Series B Warrants, a holder of the Series B Warrant has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cashless exercise of the Series B Warrant and (y) three. In addition, the Series A Warrants and Series B Warrants will contain a reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (“VWAP”) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Series A Warrants and Series B Warrants, among other adjustments. Additionally, the Series A Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series A Warrants upon our issuance of our common stock or common stock equivalents at a price per share that is less than the exercise price of the Series A Warrant, subject to certain exceptions.

Finally, on the 11th trading day after the Warrant Stockholder Approval Date (the “Reset Date”), the exercise price of the Warrants will be reset to a price equal to the lower of (i) the exercise price then in effect and (ii) the greater of (a) the lowest daily volume weighted average price (“VWAP”) during the period commencing on the first trading day after the Warrant Stockholder Approval Date and ending following the close of trading on the 10th trading day thereafter (the “Reset Period”), and (b) the floor price set forth in the Warrants, and the number of shares issuable upon exercise will be increased such that the aggregate exercise price of the Warrants on the issuance date for the shares of common stock underlying the Warrants then outstanding shall remain unchanged.

Any reduction to the exercise prices of the Series A Warrants and the Series B Warrants and resulting increase in the shares of common stock underlying the Warrants will be subject to a floor price. Prior to the Warrant Stockholder Approval Date, the floor Price shall be equal to 50% of the Nasdaq Minimum Price at the pricing of this offering and after the Warrant Stockholder Approval date, the floor Price shall be 20% of the Nasdaq minimum Price.

The Warrants will be exercisable only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market to permit the exercise of the Warrants (the “Warrant Stockholder Approval”). In the event that we are unable to obtain the Warrant Stockholder Approval, the Warrants will not be exercisable and therefore the Warrants may have substantially less value.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CYN.” The last reported sale price of our common stock on The Nasdaq Capital Market on December 19, 2024, was $1.61 per share. There is no established trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants and we do not intend to list the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

We have engaged Aegis Capital Corp. to act as our exclusive placement agent in connection with this offering. The placement agent has agreed to use its best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below. We will bear all costs associated with the offering. See “Plan of Distribution” on page 23 of this prospectus for more information regarding these arrangements.

We intend to use the proceeds from this offering for working capital and other general corporate purposes, including repayment of outstanding senior notes. See “Use of Proceeds.”

Investing in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

	Per Unit	Per Pre- Funded Unit	Total
Public offering price	$1.61	$1.6099	$19,999,064.96
Placement agent fees(1)	$0.1127	$0.1127	$1.399.934.55
Proceeds, before expenses, to us(2)	$1.4973	$1.4972	$18,599,130.42

(1)	Represents a cash fee equal to 7% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the placement agent for the fees and disbursements of its legal counsel in an amount of $100,000. See “Plan of Distribution” beginning on page 23 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or Pre-Funded Warrants.

The delivery to purchasers of securities in this offering is expected to be made on or about December 23, 2024, subject to satisfaction of certain customary closing conditions.

Sole Placement Agent

Aegis Capital Corp.

The date of this prospectus is December 19, 2024

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment or incorporated by reference. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated By Reference,” before deciding to invest in our securities.

Neither we nor Aegis have authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CYNGN Inc. and its consolidated subsidiaries are referred to herein as “Cyngn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of CYNGN Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before deciding whether to participate in the offering described in this prospectus.

Overview

We are an autonomous vehicle (“AV”) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, high labor costs and work safety.

We integrate our full-stack autonomous driving software, DriveMod, onto vehicles manufactured by Original Equipment Manufacturers (“OEM”) either via retrofit of existing vehicles or by integration directly into vehicle assembly. We design the Enterprise Autonomy Suite (“EAS”) to be compatible with sensors and components from leading hardware technology providers and integrate our proprietary AV software to produce differentiated autonomous vehicles.

Autonomous driving has common technological building blocks that remain similar across vehicles and applications. By tapping into these building blocks, DriveMod is designed to deliver autonomy to new vehicles via streamlined hardware/software integration. This vehicle-agnostic approach enables DriveMod to expand to new vehicles and novel operational design domains (“ODD”). In short, nearly every industrial vehicle, regardless of use case, can move autonomously using our technology.

Our approach accomplishes several primary value propositions:

1.	Provide autonomous capabilities to industrial vehicles built by established manufacturers that are already trusted by customers.

2.	Generate continual customer value by leveraging the synergistic relationship of autonomous vehicles and data.

3.	Develop consistent autonomous vehicle operation and user interfaces for diverse vehicle fleets.

4.	Complement the core competencies of existing industry players by introducing the leading-edge technologies like Artificial Intelligence (“AI”) and Machine Learning (“ML”), cloud/connectivity, sensor fusion, high-definition mapping, and real-time dynamic path planning and decision making.

We believe our market positioning as a technology partner to vehicle manufacturers creates a synergy with incumbent suppliers that already have established sales, distribution, and service/maintenance channels. By focusing on industrial use cases and partnering with the incumbent OEMs in these markets, we believe we can source and execute revenue-generating opportunities more quickly.

Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on more than ten different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and electric forklifts as part of prototypes and proof of concept projects, demonstrating the extensibility of our AV building blocks.

Our recent progress contributes to the validation of EAS with OEM partners and end customers. We also continue to build upon our ability to scale our products and generate novel technological developments. The DriveMod Stockchaser became commercially available in early 2023 starting with the deployment from our partner-customer US Continental, a California-based leading manufacturer of quality leather and fabric care products. We also launched the DriveMod Forklift and the DriveMod Tugger as we expand our vehicle-type portfolio fleet through our OEM partnership with BYD and Motrec, respectively.

We secured paid projects with leading global customers like Arauco, along with additional projects from big brands in the Global 500 and the Fortune 100. Our patent portfolio expanded with 16 new U.S. patent grants in 2023 and 2 granted in 2024, bringing the total grants to 21.

We intend to continue to pursue and win additional license agreements with companies that depend heavily on the use of material handling vehicles and that all recognize the need for automation to i) compete in todays economy, ii) combat the significant labor shortages and escalating costs, and iii) improve safety. Our approach to securing these opportunities will be a continued direct sales effort coupled with increasing our network of industrial vehicle dealers that already have significant sales of industrial vehicles.

Our Products

EAS is a suite of technology and tools that consists of three complementary categories: DriveMod, Cyngn Insight, and Cyngn Evolve.

DriveMod: Industrial Autonomous Vehicle System

We built DriveMod as a modular software product that is compatible with various sensor and computer hardware components that are widely used throughout the autonomous vehicle industry. Our software combined with sensors and components from industry leading technology providers covers the end-to-end requirements that enable vehicles to operate autonomously with leading-edge technology. The modularity of DriveMod allows our AV technology to be compatible across vehicle platforms as well as indoor and outdoor environments. DriveMod can be retrofitted to existing vehicle assets or integrated into a manufacturing partner’s vehicles at assembly, providing accessible options for our customers to integrate leading-edge technology whether their AV adoption strategies are evolutionary or revolutionary.

The core vehicle-agnostic DriveMod software stack is targeted and deployed to different vehicles through DriveMod Kits, which are the AV hardware systems that take into account the specific needs of operating the DriveMod software on a specific target vehicle. Then, after prototyping and productization, DriveMod kits streamline the integration AV hardware and software integration onto vehicles at scale. The DriveMod Kit for Columbia Stockchasers is commercially released and available at scale. Subsequently, we expect to create different instances of DriveMod Kits to support the commercial release of new vehicles on the EAS platform, such as the electric forklifts and other industrial vehicles.

Figure 1: Overview of Cyngn’s autonomous vehicle technology (DriveMod)

DriveMod’s flexibility combines with our network of manufacturing and service partners to support customers at different stages of autonomous technology integration. This allows customers to grow the complexity and scope of their industrial autonomy deployments as their business transforms while continually capturing returns throughout their transition to full autonomy. EAS will also grant customers access to over-the-air software upgrades, ad hoc customer support, and flexible consumption based on usage and scale of operations. By lessening both the commercial and technical burdens of traditional vehicle automation and industrial robotics investments, industrial AVs can become universally available to the market, even reaching small and medium-sized businesses that may otherwise struggle to adopt Industry 4.0 and 5.0 technology.

Cyngn Insight: Intelligent Control Center

Cyngn Insight is the customer-facing tool suite for managing AV fleets and aggregating data to extract business insights. Analytics dashboards surface data about the system’s status, vehicle telemetry, and performance metrics. Cyngn Insight also provides tools to switch between autonomous, manual, and remote operation when required. This flexibility allows customers to use the autonomous capabilities of the system in a way that is tailored to their own operational environment. Customers can choose when to operate their DriveMod-powered vehicles autonomously and when to have human operators operate the vehicles manually or remotely based on their own business needs. When combined, these capabilities and tools make up the Cyngn Insight intelligent control center that enables flexible fleet management from any location.

Cyngn Insight’s tool suite includes configurable cloud dashboards that aggregate diverse data streams at several levels of granularity (i.e., site, fleet, vehicle, module, and component). We can collect data during “open loop” vehicle operation, meaning that the vehicles can be operated manually while still collecting the rich data enabled by the advanced on-vehicle sensors and computers. Data can be used for predictive maintenance, operational improvements, educating employees on digital transformation and more.

Cyngn Evolve: Data Optimization Tools

Cyngn Evolve is our internal tool suite that underpins the relationship between AVs and data. Through a unifying cloud-based data infrastructure, our proprietary data tools strengthen the positive network effects derived from the valuable new data created by AVs. Cyngn Evolve and its data pipelines facilitate AI/ML training and deployment, manage data sets, and support driving simulation and grading to test and validate new DriveMod releases, using both real-world and simulated data.

Figure 2: The Cyngn “AnyDrive” simulation is part of the Cyngn Evolve toolchain. The simulation environment creates a digital version of the physical world. This allows for customer data sets to be leveraged and augmented to achieve testing and validation prior to releasing new AV features.

As AV technology expertise matures globally, there may be opportunities to monetize the sophisticated AV-centric tools of Cyngn Evolve. Currently, we believe that AV development is confined to small groups of experts. Therefore, Cyngn Evolve is currently an internal EAS tool that we use to advance DriveMod and Cyngn Insight, our customer-facing EAS products.

Intellectual Property Portfolio

Our ability to drive impact and growth within the autonomous industrial vehicle market largely depends on our ability to obtain, maintain, and protect our intellectual property and all other property rights related to our products and technology. To accomplish this, we utilize a combination of patents, trademarks, copyrights, and trade secrets as well as employee and third-party non-disclosure agreements, licenses, and other contractual obligations. In addition to protecting our intellectual property and other assets, our success also depends on our ability to develop our technology and operate without infringing, misappropriating, or otherwise violating the intellectual property and property rights of third parties, customers, and partners.

Our software stack has over 30 subsystems, including those designed for perception, mapping & localization, decision making, planning, and control. As of the date of this prospectus, we have 21 granted U.S. patents and submitted 4 pending U.S. patent and expect to continue to file additional patent applications with respect to our technology in the future.

Recent Developments

Public Offering

On April 23, 2024, the Company entered into an underwritten Agreement with Aegis Capital Corp. (“Aegis”), pursuant to which Aegis acted as the Company’s underwriter on a firm commitment basis in connection with the sale by the Company of an aggregate of 500,000 shares of common stock in a public offering, which included: (i) 198,000 shares of common stock, and (ii) pre-funded warrants to purchase 302,000 shares of common stock. The Pre-Funded Warrants had a nominal exercise price of $0.00001. Each share of common stock was sold at an offering price of $0.10, and each Pre-Funded Warrant was sold at an offering price of $0.09999. On May 3, 2024, the Company closed on the sale of an additional 20,400 shares of common stock, upon exercise by the underwriter of the over-allotment option. The Company received gross proceeds of approximately $5.2 million before deducting transaction related expenses payable by the Company.

Amended Bylaws

On May 7, 2024, we amended our Amended and Restated Bylaws (the “Amended Bylaws”), for the purpose of reducing the quorum required to hold meetings of the stockholders of the Company (the “Quorum Requirement”). The Amended Bylaws reduced the Quorum Requirement from a majority to one-third (1/3rd) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting. The Amended Bylaws was approved by the Board of Directors of the Company on May 7, 2024.

Reverse Stock Split

At the Annual Meeting of Stockholders on June 25, 2024, the stockholders of the Company approved the grant of discretionary authority to the board of directors of the Company to effect a reverse stock split of its outstanding shares of common stock at a specific ratio within a range of one-for-five (1-for-5) to a maximum of a one-for-one hundred (1-for-100) split. On July 3, 2024, we implemented a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our common stock. As a result of the Reverse Stock Split, every one hundred (100) shares of our pre-Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The number of shares of common stock subject to outstanding options and warrants were also reduced by a factor of one hundred and the exercise price of such securities increased by a factor of one hundred effective as of July 3, 2024. Our common stock commenced trading on a post- reverse stock split basis on July 5, 2024.

NASDAQ Compliance

On July 19, 2024, the Company was notified by Nasdaq that the Company has regained compliance with the bid price requirement as set forth in Listing Rule 5550(a)(2), and that the Company is therefore in compliance with the Nasdaq Capital Market’s listing requirements and will remain listed on Nasdaq.

Private Placement

On November 12, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain investors (the “Purchasers”) pursuant to which we sold, in a private placement (the “Private Placement”), senior notes with an aggregate principal amount of $4,375,000 (the “Notes”), and received proceeds before expenses of $3,500,000. As consideration for entering into the SPA, we issued a total of 405,125 shares of common stock of the Company to the Purchasers on November 13, 2024.

In connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we are required to file a resale registration statement, or the Registration Statement, with the SEC to register for resale the 405,125 shares of common stock by November 28, 2024, and to have such Registration Statement declared effective within thirty days of filing (sixty days in the event the Registration Statement is reviewed by the SEC). We will be obligated to pay liquidated damages to the Purchasers if we fail to file the resale registration statement when required, fail to request effectiveness within five trading days after being notified that the Registration Statement will not be reviewed or not subject to further review, fail to respond to comments to the Registration statement within ten calendar days, fail to cause the Registration Statement to be declared effective by the SEC when required, fail to maintain the effectiveness of the Registration Statement, or if the Registration Statement ceases to remain effective. On November 25, 2024, the Company filed a registration statement to satisfy its obligations under the Registration Rights Agreement.

Cost Reduction

On November 12, 2024, the Company announced it is implementing a cost reduction plan in order to reduce its average monthly cash burn from approximately $1.8 million per month to approximately $1 million per month for 90 days. This includes reducing staff from approximately 80 people to approximately 60 people, temporarily suspending certain non-essential operations and reducing or eliminating all discretionary expenses.

Our Corporate Information

The Company was originally incorporated in the State of Delaware on February 1, 2013, under the name Cyanogen, Inc. or Cyanogen. The Company started as a venture funded company with offices in Seattle and Palo Alto, aimed at commercializing CyanogenMod, direct to consumer and through collaborations with mobile phone manufacturers. CyanogenMod was an open-source operating system for mobile devices, based on the Android mobile platform. Cyanogen released multiple versions of its mobile operating system and collaborated with an ecosystem of companies including mobile phone OEMs, content providers and leading technology partners from 2013 to 2015.

In 2016 the Company’s management and board of directors, determined to pivot its product focus and commercial direction from the mobile device and telecom space to industrial and commercial autonomous driving with the hiring of Lior Tal in June 2016 to serve as the company’s chief operating officer. Mr. Tal, a seasoned executive of startup firms where prior to joining the company, co-founded Snaptu which later was acquired by Facebook (currently known as Meta Platforms, Inc.), as well as held various leadership roles at Actimize, DiskSites and Odigo; all of these companies which were also later acquired. Mr. Tal was promoted to chief executive officer in October 2016 and continues to serve in this role along with chairman of the board. In May 2017, the Company changed its name to CYNGN Inc.

Available Information

Our principal business address is 1015 O’Brien Dr., Menlo Park, CA 94025, and our telephone number is (650) 924-5905. We maintain our corporate website at https://cyngn.com (this website address is not intended to function as a hyperlink and the information contained on our website is not intended to be a part of this prospectus). Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision. We make available free of charge on https://investors.cyngn.com/ our annual, quarterly, and current reports, and amendments to those reports if any, as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. We may from time to time provide important disclosures to investors by posting them in the Investor Relations section of our website.

Our common stock is quoted on the Nasdaq under the symbol “CYN”. We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”) and are subject to the requirements of the Securities and Exchange Act of 1934, as amended (the Exchange Act). These filings are available to the public on the Internet at the SEC’s website at http://www.sec.gov.

THE OFFERING

Units offered by us	3,076,006 Units in a best efforts offering. Each Unit consists of: (i) one share of common stock; (ii) one Series A Warrant; and (iii) one Series B Warrant.

Pre-Funded Units offered by us

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Units, 9,346,354 Pre-Funded Units to purchasers whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering. Each Pre-Funded Unit consists of: (i) one Pre-Funded Warrant exercisable for one share of common stock; (ii) one Series A Warrant; and one Series B Warrant. The purchase price of each Pre-Funded Unit is $1.6099 (equal to the price per Unit being sold to the public in this offering, minus $0.0001), and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit is $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants and Warrants sold in this offering.

Warrants offered by us

The Series A Warrants will be exercisable commencing upon Warrant Stockholder Approval, have an exercise price of $2.0125 per share (125% of the public offering price per Unit), subject to certain anti-dilution and share combination event protections and have a term of five years from the date of the Warrant Stockholder Approval.

The Series B Warrants will be exercisable commencing upon Warrant Stockholder Approval, will have an exercise price of $2.0125 per share (125% of the public offering price per Unit), subject to certain share combination event protections and will have a term of two and one-half years from the date of Warrant Stockholder Approval.

Under the alternate cashless exercise option of the Series B Warrants, the holder of the Series B Warrant, has the right to receive three shares for each warrant share underlying the Series B Warrant. In addition, beginning on the 11th trading day after the Warrant Stockholder Approval Date (the “Reset Date”), the exercise price of the Warrants will reset to a price equal to the greater of (i) the Floor Price, as defined in the Warrants, in effect on the Reset Date and (ii) lowest volume weighted average price (“VWAP”) during the period commencing on the first trading day immediately following the Stockholder Approval Date and ending on the close of trading on the 10th trading day thereafter. In addition, following a reverse stock split, the exercise price of the Warrants will be adjusted to equal the lowest single-day VWAP during the period from the trading day immediately following, until the fifth trading day following the reverse stock split. with a proportionate adjustment to the number of shares underlying the Warrants. Beginning on the Warrant Stockholder Approval Date, with certain exceptions, the Series A Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series A Warrants upon our issuance of our common stock or common stock equivalents at a price per share that is less than the exercise price of the Series A Warrant.

Prior to the Warrant Stockholder Approval Date, the Floor Price shall be equal to 50% of the Nasdaq Minimum Price at the pricing of this offering and after the Warrant Stockholder Approval date, the Floor Price shall be 20% of the Nasdaq minimum Price. See “Description of Securities.”

Common stock outstanding prior to the offering(1)	2,431,826 shares.

Common stock to be outstanding after the offering	5,507,832 (assuming no sale of any Pre-Funded Units)

Use of Proceeds	We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes and to repay the principal amount of $4,375,000 in outstanding senior notes of the Company. See “Use of Proceeds” beginning on page 15.

Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “CYN”. There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants, and we do not intend to list theses securities on any national securities exchange or trading system.

Public Offering Price	$1.61 per Unit.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in shares of our common stock.

Lock-Up Agreements	Our officers and directors have agreed, for a period of 60 days after the Warrant Stockholder Approval Date, subject to certain exceptions, not to offer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of the underwriter.

The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 2,431,826 shares outstanding as of December 18, 2024. The number of shares outstanding as of December 18, 2024, as used throughout this prospectus, unless otherwise indicated, excludes, as of that date:

●	162,566 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $96.90 per share;

●	2,358 shares of common stock issuable upon vesting of restricted stock unit awards;

●	91,902 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan; and

●	65,271 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $285.29 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to this Offering and the Ownership of Our Securities

Our management will have broad discretion over the use of the net proceeds from this offering.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. As of the date of this prospectus, we intend to use the net proceeds of this offering for general corporate purposes, including working capital and repayment of outstanding notes, as contractually required. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants being offered in this offering, and we do not expect markets to develop for these securities.

There is no established public trading market for the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants being offered in this offering, and we do not expect markets to develop for these securities. In addition, we do not intend to apply to list the Units, Pre-Funded Units, Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Units, Pre-Funded Units, Warrants and Pre-Funded Warrants will be limited.

The Warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

We will be issuing Warrants and Pre-Funded Warrants to purchase shares of common stock as part of this offering. To the extent we issue shares of common stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of the Warrants or Pre-Funded Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such warrants, when exercised, will increase the number of issued and outstanding shares of common stock and reduce the value of the shares issued to complete the business combination. Accordingly, the Pre-Funded Warrants and Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of a sale, of the shares of common stock underlying the Pre-Funded Warrants and Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Pre-Funded Warrants and Warrants are exercised, you may experience dilution to your holdings.

The Warrants and Pre-Funded Warrants are speculative in nature.

Except as otherwise set forth in the Pre-Funded Warrants and Warrants, the Pre-Funded Warrants and Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing upon Warrant Stockholder Approval, holders of the Series A Warrants may exercise their right to acquire the common stock and pay an exercise price of $2.0125 per share (125% of the public offering price per Unit), subject to adjustment, from time to time, until the 5 year anniversary from the date of the Warrant Stockholder Approval, after which date any unexercised Series A Warrants will expire and have no further value, and holders of the Pre-Funded Warrants may exercise their right to acquire the common stock and pay an exercise price of $0.0001 per share, subject to adjustment, from time to time, until all of the Pre-Funded Warrants have been exercised; and commencing upon Warrant Stockholder Approval, holders of Series B Warrants may exercise their right to acquire the common stock and pay an exercise price of $2.0125 per share 125% of the public offering price per Unit), subject to adjustment, from time to time, until the two and one half year anniversary from the date of Warrant Stockholder Approval, after which date any unexercised Series B Warrants will expire and have no further value.

The Warrants may not be exercised until we receive the Warrant Stockholder Approval.

Under Nasdaq listing rules, the Warrants may not be exercised unless and until we obtain the Warrant Stockholder Approval. While we intend to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Warrants will have substantially less value. In addition, we will incur substantial costs, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Since the Pre-Funded Warrants and Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants or Pre-Funded Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants and Pre-Funded Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or Pre-Funded Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants or Pre-Funded Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

Stockholders may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

This offering grants our management broad discretion in the application of the net proceeds. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

Our common stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of the Securities.

Although our common stock is traded on The Nasdaq Capital Market, the volume of trading has historically been limited. Our average daily trading volume of our shares from January 1, 2024 to September 30, 2024 was approximately 389,192 shares. Thinly traded stocks can be more volatile than stock trading in a more active public market. We cannot predict whether and to what the extent to which an active public market for our common stock will develop or be sustained. Therefore, a holder of our common stock who wishes to sell his or her shares may not be able to do so immediately or at an acceptable price.

In addition, our common stock has experienced, and is likely to experience, significant price and volume fluctuations in the future, which could adversely affect the market prices of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the market prices of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this prospectus, are subject to numerous uncertainties, contingencies and risks. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing securities.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley-Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes- Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs, and evaluate the costs of our current service providers. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time- consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If we are not able to comply with the applicable continued listing requirements or standards of The NASDAQ Capital Market, The NASDAQ Capital Market could delist and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “CYN”. We have in the past been, and may in the future be, unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common stock on The NASDAQ Capital Market. If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock will be delisted from The NASDAQ Capital Market.

New laws, regulations, and standards relating to corporate governance and public disclosure may create uncertainty for public companies, increase legal and financial compliance costs and make some activities more time consuming.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, may evolve over time as new guidance is provided by the courts and other bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

As a “smaller reporting company” under applicable law, we are subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are permitted to comply with reduced disclosure obligations in our SEC filings compared to larger public companies. This includes, but is not limited to, simplified executive compensation disclosures, reduced financial statement requirements, and less stringent narrative disclosure obligations. While these scaled disclosure requirements may reduce the burden on us and provide some cost savings, investors should be aware that they may also receive less information about the Company than they would from a larger public reporting company. The designation as a smaller reporting company and the accompanying reduced disclosure requirements could make it more difficult for investors to fully assess the value and risks of an investment in our securities. Consequently, the designation as a smaller reporting company under the SEC rules increases the risk to investors, as it may limit the amount of publicly available information to assess the Company’s performance, prospects, and financial health. Potential investors should consider the implications of these reduced disclosure requirements when making an investment decision.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your returns on your investment may depend solely on the appreciation of our common stock.

We have not declared any cash dividends since inception. While our board of directors in September 2023, declared a one-time special stock dividend of 10% on our issued and outstanding shares of our common stock, we currently do not anticipate paying any dividends in the foreseeable future. This reinvestment strategy means that investors should not expect to receive any return on their investment through dividend payments. Consequently, any return on investment will likely depend on the appreciation of the price of our common stock, which may never occur. Investors should be aware that the possibility of a lack of dividend income can significantly reduce the potential for income from their investment in our Company, and the only opportunity for achieving a return on their investment may be through the sale of their shares at a price greater than their purchase price, which may not be possible. This risk is compounded by the market’s volatile nature and the speculative nature of our business, which may not lead to sufficient profits or operational cash flows to enable dividend payments in the future. Potential investors should carefully consider the long-term nature of an investment in our company, given our intention not to pay dividends and the consequent requirement for investors to seek returns through other means, such as capital appreciation, which may not materialize.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

We may be unable to repay our indebtedness under the notes, and any default could harm our financial condition and could lead to us losing our intellectual property assets.

In November 2024, pursuant to a Securities Purchase Agreement, we issued Senior Notes having an aggregate principal amount of $4,375,000 with an original issue discount of 20%, and which rank senior to any other Company indebtedness and our capital stock in the event of a liquidation, including the securities being offered hereby. The Notes will mature on February 12, 2025. While the Notes are outstanding, the Company agreed to certain restrictive covenants, including covenants providing that the Company and its subsidiaries are not permitted to incur any indebtedness, create any other liens or security interests on property or assets, make payments on any other indebtedness, change its business, or license our intellectual property, unless the note holders give their prior written consent, which restrictions could materially adversely impact our operations and prevent or delay the execution of our business plan, strategic transactions or capital raising efforts.

We may be unable to repay our indebtedness under the notes. If we default on the notes, we will be subject to a 20% interest rate and be required to grant to the note holders a security interest in our intellectual property to secure the payment obligations under the notes. If the note holders seek to foreclose on their security interest in our intellectual property, we may lose some or all of our assets, which could cause severe interruptions in our business practices or temporarily or permanently suspend our business operations. Our failure to repay the notes and the consequences therefrom may negatively impact our financial condition and business operations and, in turn, your investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $18.2 million after deducting placement agent fees and other estimated offering expenses payable by us for this offering.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes and to repay the principal amount of $4,375,000 in outstanding senior notes of the Company. The senior notes mature on February 12, 2025, and upon the occurrence of an event of default, as defined in the senior notes, bears interest as the rate of 20% per annum. Pursuant to the terms of the senior notes, we are required to apply 100% of the net proceeds of this offering to repay the senior notes.

Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the remaining net proceeds of this offering after repayment of our outstanding debt obligations. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes. Pending these uses, we intend to invest the net proceeds of this offering in a money market or other interest-bearing account.

DIVIDEND POLICY

We have not declared any cash dividends since inception. While our board of directors in September 2023, declared a one-time special stock dividend of 10% on our issued and outstanding shares of our common stock, we currently do not anticipate paying any dividends in the foreseeable future. We anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board of directors might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization, as of September 30, 2024. Such information is set forth on the following basis:

●	on an actual basis;

●	on a pro forma basis giving effect to the sale and issuance of senior notes with an aggregate principal amount of $4,375,000 and an aggregate of 405,125 shares of common stock prior to the date of this prospectus; and

●

on a pro forma as adjusted basis giving effect to the sale of 3,076,006 Units and 9,346,354 Pre-Funded Units (assuming the exercise of the Pre-Funded Units and no exercise of the Warrants issued in connection with this offering) by us in this offering at a public offering price of $1.61 per Unit, after deducting the underwriter discount and commissions, offering expenses and repayment of the principal amount of $4,375,000 in outstanding senior notes of the Company.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of September 30, 2024
	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$1,974,441	$4,996,241	$18,823,379

Total indebtedness	$1,831,977	$6,206,977	$1,831,977

Stockholders’ equity:
Common shares 2,026,575 issued and outstanding at September 30, 2024	$20	$24	148
Additional Paid-in Capital	$183,883,194	$186,904,990	205,107,004

Accumulated Deficit	$(177,234,049)	$(177,234,049)	(177,234,049)
Total Stockholders’ equity	$6,649,165	$9,670,965	27,873,103
Total capitalization	$6,649,165	$9,670,965	$27,873,103

The information above excludes:

●	168,030 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $97.38 per share;

●	2,484 shares of common stock issuable upon vesting of restricted stock unit awards;

●	86,438 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan; and

●	72,369 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $283.89 per share.

DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of preferred stock, $0.00001 par value per share.

As of the date of this prospectus, there were 2,431,826 shares of our common stock issued and outstanding held by approximately 64 holders of record, and no shares of our preferred stock issued and outstanding.

Common Stock

Our certificate of incorporation, as amended and restated (“Certificate of Incorporation”) authorize us to issue up to 200,000,000 shares of common stock, $0.00001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Certificate of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

Warrants and Pre-Funded Warrants Offered in this Offering

The following summary of certain terms and provisions of the Warrants and Pre-Funded Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the forms of Warrant and Pre-Funded Warrant, which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the forms of Warrant and Pre-Funded Warrant.

Exercisability. The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. The Series A Warrants will be exercisable commencing upon the Warrant Stockholder Approval until five years after the date of Warrant Stockholder Approval, and the Series B Warrants will be exercisable commencing upon the Warrant Stockholder Approval until two and one-half years after the date of Warrant Stockholder Approval. Each of the Warrants and the Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of common stock subscribed for upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise and Alternative Cashless Exercise

If a registration statement registering the issuance of the shares of common stock underlying the Warrants or Pre-Funded Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrants or Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrants or Pre-Funded Warrants, as applicable.

No fractional shares of common stock will be issued in connection with the exercise of a Warrant or Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Under the alternate cashless exercise option, the holder of the Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cashless exercise of the Series B Warrant and (y) 3.0

Exercise Limitation. A holder will not have the right to exercise any portion of the Pre-Funded Warrants or Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants and Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price of each Pre-Funded Warrant included in each Pre-Funded Unit is $0.0001 per share.

The Series A Warrants will be exercisable upon Warrant Stockholder Approval, have an exercise price of $8.16 per share of common stock (equal to 125% of the public offering price per Unit, subject to certain anti-dilution and share combination event protections, as further set forth below) and have a term of 5 years from the date of Warrant Stockholder Approval.

The Series B Warrants will be exercisable commencing upon Warrant Stockholder Approval, will have an exercise price of $8.16 per share of common stock (equal to 125% of the public offering price per Unit, subject to certain share combination event protections, as further set forth below) per share of common stock and will have a term of two and one-half years from the date of Warrant Stockholder Approval.

Beginning on the 11th trading day after the Warrant Stockholder Approval Date (the “Reset Date”), the exercise price of the Warrants will reset to a price equal to the greater of (i) the Floor Price, as defined in the Warrants, in effect on the Reset Date, and (ii) the lowest volume weighted average price (“VWAP”) during the period commencing on the first trading day immediately following the Stockholder Approval Date and ending on the close of trading on the 10th trading day thereafter. In addition, following a reverse stock split, the exercise price of the Warrants will be adjusted to equal the lowest single-day VWAP during the period from the trading day immediately following, until the fifth trading day following the reverse stock split with a proportionate adjustment to the number of shares underlying the Warrants.

Adjustment for Subsequent Issuances. Subject to certain exceptions, if the Company sells any common stock (or securities convertible into or exercisable into common stock) at a price per share (or conversion or exercise price, as applicable) less than the exercise price of the Series A Warrants then in effect, then the exercise price of the Series A Warrants will be reduced to such lower price (subject to a minimum exercise price of $                 prior to Stockholder Warrant Approval (50% of the Nasdaq Minimum Price as of the date of pricing of this offering and a minimum exercise price of $                       after Warrant Stockholder Approval (20% of the Nasdaq Minimum Price as of the date of pricing of this offering)).

Share Combination Event Adjustment. If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing on the trading day immediately following the applicable date of share combination event and ending on the fifth trading day immediately following such date is less than the exercise price of the Warrants then in effect, then the exercise price of the Warrants will be reduced to the lowest daily volume weighted average price during such period (subject to a minimum exercise price of $                       prior to Stockholder Warrant Approval (50% of the Nasdaq Minimum Price as of the date of pricing of this offering and a minimum exercise price of $                 after Warrant Stockholder Approval (20% of the Nasdaq Minimum Price as of the date of pricing of this offering)) and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

Warrant Stockholder Approval. Under Nasdaq listing rules, the Warrants may not be exercised unless and until we obtain the approval of our stockholders. While we intend to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Warrants may not be exercised and will have substantially less value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Transferability. Subject to applicable laws, the Warrants and the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Warrants or Pre-Funded Warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Warrants and Pre-Funded Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Warrants or the Pre-Funded Warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a Warrant or Pre-Funded Warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the Warrant or Pre-Funded Warrant.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and the Pre-Funded Warrants, and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding shares of common stock, the holders of the Warrants and the Pre-Funded Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Governing Law. The Pre-Funded Warrants and the Warrants are governed by New York law.

Other Securities of the Company Not Being Offered in this Offering

The following is a description of securities of the Company other than the common stock and Warrants being offered hereby.

Preferred Stock

Our Certificate of Incorporation authorize us to issue up to 10,000,000 shares of preferred stock, $0.00001 par value. Our Board of Directors is authorized, without further action by the stockholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our Company.

Outstanding Warrants

As of December 18, 2024, we had 65,271 outstanding warrants with a weighted average exercise price of $285.29 per share, with a weighted average remaining life of 5 years.

Outstanding Options

As of December 18, 2024, we have 162,566 outstanding options with a weighted average exercise price of $96.90 per share, with a weighted average remaining contractual life of 6.3 years.

Restricted Stock Units (RSU)

As of December 18, 2024, we have 2,358 outstanding RSUs.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

Classified Board. Our fifth amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of two-thirds of the combined vote of our then outstanding shares of common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Supermajority Approvals. Our amended and restated bylaws require the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock to amend our bylaws. This will have the effect of making it more difficult to amend our amended and restated bylaws to remove or modify certain provisions.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Issuance of Unissued Stock. Our shares of unissued common stock are available for future issuance without stockholder approval, subject to certain protections afforded to our preferred stock pursuant to our certificate of incorporation, as amended and restated. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management thereby protecting the continuity of our management. Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Choice of Forum

Our amended and restated certificate of incorporation provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty by any of our directors, officers or other employees to us or our stockholders; any action asserting a claim against the Company, our directors or officer or employees directors arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws or any other action asserting a claim against us our directors or officers or employees that is governed by the internal affairs doctrine. This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions in our certificate of incorporation to be inapplicable or unenforceable.

Limitations of Liability and Indemnification

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, as amended, subject to the provisions of the DGCL, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “CYN.”

PLAN OF DISTRIBUTION

We have engaged Aegis Capital Corp., to act as our sole placement agent to solicit offers to purchase the Units offered by this prospectus on a best efforts basis. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “best efforts” to arrange for the sale of such securities by us. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent may retain sub-agents and selected dealers in connection with this offering. We will have one closing for all the securities purchased in this offering.

We have entered into a securities purchase agreement directly with investors for the sale of all of the securities being offered hereunder.

Delivery of the securities offered hereby is expected to occur on or about December 23, 2024 subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent a fee equal to 7% of the gross proceeds received in the offering. In addition, we have agreed to reimburse the placement agent for its legal fees, and disbursements and expenses in connection with this offering in an amount of $100,000.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$1.61	$1.6099	$19,999,064.96
Placement agent fees(1)	$0.11	$0.1127	$1,399,934.55
Proceeds, before expenses, to us(2)	$1.50	$1.4972	$18,599,130.42

(1)	Represents the placement agent fee of 7%. Does not include reimbursement by us of the placement agent’s legal fees and disbursements of its counsel of $100,000.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the Warrants or the Pre-Funded Warrants.

We will pay the placement agent’s legal expenses relating to the offering in the amount of $100,000. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $297,862.

We anticipate payment to the placement agent of approximately $1,500,000, consisting of $1,400,000 for the placement agent fee, and up to $100,000 for the reimbursement of legal expenses which are payable by us.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “CYN.” We do not plan to list the Pre-funded Warrants or the Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Lock-Up and Market Standoff Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers, directors, and our 10% and greater stockholders have agreed not to, for a period of 60 days after the Warrant Stockholder Approval Date, without the prior written consent of the placement agent, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock or any securities convertible into or exercisable or exchangeable for our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions.

Right of First Refusal

We granted the placement agent a right of first refusal to provide investment banking services to us on an exclusive basis in all matters for which investment banking services are sought by us for a period commencing on the closing of this offering and ending on the 24-month anniversary thereof.

Specifically, for a period of 24 months from the closing of this offering, if the Company or its subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by the placement agent) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, the placement agent (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature. The decision to accept the Company’s engagement shall be made by placement agent or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs, including a detailed term sheet. Notwithstanding the foregoing, such right of first refusal to be received by Aegis (or any affiliate designated by Aegis) shall comply with FINRA Rule 5110(g)(6)(A).

Other Relationships

The placement agent and its respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Discretionary Accounts

The placement agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as a placement agent, and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023 and the related notes, have been audited by Marcum LLP, the independent registered public accounting firm of the Company, as stated in their report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York. The placement agent is being represented by Kaufman & Canoles, P.C., Richmond, VA, in connection with this offering.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 8, 2024.

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 7, 2024.

●	Our Current Reports on Form 8-K filed on February 21, 2024, April 24, 2024, May 10, 2024, May 17, 2024, June 25, 2024, July 9, 2024, and November 12, 2024

●	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on October 19, 2021.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Cyngn Inc., Attention: Corporate Secretary, 1015 O’Brien Dr., Menlo Park, CA 94025, phone number (650) 924-5905.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at http://www.shiftpixy.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 1015 O’Brien Dr., Menlo Park, CA 94025, phone number (650) 924-5905.

3,076,006 Units, with each Unit consisting of:

One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase One Share of Common Stock

9,346,354 Pre-Funded Units, with each Pre-Funded Unit consisting of:

One Pre-Funded Warrant to Purchase One Share of Common Stock

One Series A Warrant to Purchase One Share of Common Stock

One Series B Warrant to Purchase One Share of Common Stock

9,346,354 Shares of Common Stock Underlying the Pre-Funded Warrants

12,422,360 Shares of Common Stock Underlying the Series A Warrants

12,422,360 Shares of Common Stock Underlying the Series B Warrants

Cyngn Inc.

PROSPECTUS

Aegis Capital Corp.

December 19, 2024